Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of IntriCon Corporation and Subsidiaries of our reports dated March 12, 2007 related to the consolidated balance sheets of IntriCon Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows and related financial statement schedule for the years then ended, which reports are included in the annual report on Form 10-K of IntriCon Corporation for the fiscal year ended December 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

August 20, 2007